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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                              SEC File No.: 0-9856
                              CUSIP No.: 001674-100


      (Check One) [x] Form l0-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                    [ ] Form 10Q and Form QSB [ ] Form N-SAR

                       For Period Ended: March 29, 2003
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended: ________________________

________________________________________________________________________________
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

AM COMMUNICATIONS, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

1900 AM Drive
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Address of Principal Executive Office (Street and Number)

Quakertown, Pennsylvania  18951-2107
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City, State and Zip Code





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PART II - RULES l2b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule l2b-25(b), the following should be completed. (Check box if appropriate)

         [X]   (a)     The reasons described in reasonable detail in Part
                       III of this form could not be eliminated without unreasonable effort or expense;

         [X]   (b)     The subject annual report, semi-annual report,
                       transition report on Form 10-K, Form 20-F, Form 11-K,
                       Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]   (c)     The accountant's statement or other exhibit required by
                       Rule l2(b) - 25(c) has been attached if applicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why the Form l0-K and Form 10-KSB, 20-F, 11-K, Form l0-Q and Form 10-QSB or N-SAR, or the transition report or portion thereof, could not be filed within prescribed time period.
(Attach Extra Sheets if Needed)

The Registrant is involved in several significant business transactions which have required the time and attention of each of the Registrant's key officers. These transactions have delayed slightly the finalization of the Registrant's 2003 financial statements and the notes thereto and the completion of the Form 10-KSB filing for the 2003 fiscal year. The Registrant anticipates that the Report will be filed within the next few days, and in all events within the grace period provided for under Rule 12b-25.

PART IV - OTHER INFORMATION

(l) Name and telephone number of person to contact in regard to this notification.

         Howard J. Bashford              (215)                538-8700
         ------------------              -----                --------
            (Name)                       (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under section l3 or l5(d) of the Securities Exchange Act of l934 or Section 30 of the Investment Company Act of l940 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

         [x] Yes [ ] No




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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [x] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                             AM COMMUNICATIONS, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 26, 2003            By:   Howard J. Bashford
                                   ---------------------------------------------
                                     Howard J. Bashford, Chief Financial Officer
                                      and Principal Accounting Officer


INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.




















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